News

DENBURY RESOURCES TO ACQUIRE INTEREST IN ROCKIES CO2 FLOOD

PLANO, TX – May 30, 2017 – Denbury Resources Inc. (NYSE: DNR) (“Denbury” or the “Company”) today announced that it has entered into a definitive agreement with certain subsidiaries of Linn Energy, Inc. to acquire their 23% non-operated working interest in Salt Creek Field in Wyoming for $71.5 million. Denbury plans to initially fund the acquisition with its bank line, but anticipates this cost would ultimately be offset through the sale of non-productive surface acreage ideally suited for commercial development in the Houston area, which Denbury is currently preparing to market.

Net production for the acquired interest is currently estimated at 2,100 barrels per day and is expected to increase over the next several years based on the planned field development. Proved developed reserves for the acquired interest are estimated at approximately 9 million barrels of oil (“MMBbls”), and Denbury expects to recognize an additional 9 MMBbls of proved undeveloped reserves based on current development plans, resulting in estimated finding and development costs of less than $7 per barrel including both acquisition and future development costs. Estimated capital costs for 2017 are approximately $5 million.

Chris Kendall, Denbury’s President and COO, commented, "Salt Creek is a great fit for Denbury, building scale in the heart of our core Rockies region, with production growing and many opportunities for future expansion in this large and long-lived field. The acquisition builds on our goal of resuming production growth by 2018, and its attractive price should improve our credit metrics in the near term, with the opportunity for additional enhancements in the future.”

The acquisition is expected to close in late June and is subject to satisfactory completion of due diligence reviews and customary closing conditions. The purchase price is subject to standard purchase price adjustments for revenues and costs between the March 1, 2017 effective date and the closing date of the transaction.

Denbury is an independent oil and natural gas company with operations focused in two key operating areas: the Gulf Coast and Rocky Mountain regions. The Company’s goal is to increase the value of its properties through a combination of exploitation, drilling and proven engineering extraction practices, with the most significant emphasis relating to CO2 enhanced oil recovery operations. For more information about Denbury, please visit www.denbury.com.

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This press release, other than historical financial information, contains forward-looking statements that involve risks and uncertainties including estimates of oil reserves, future volumes recoverable with a CO2 flood, and daily production volumes of the acquired assets, and other risks and uncertainties detailed in the Company’s filings with the Securities and Exchange Commission, including Denbury’s most recent reports on Form 10-K and Form 10-Q. These risks and uncertainties are incorporated by this reference as though fully set forth herein. These statements are based on engineering, geological, financial and operating assumptions that management believes are reasonable based on currently available information; however, management’s assumptions and the Company’s future performance are both subject to a wide range of business risks, and there is no assurance that these goals and projections can or will be met. Actual results may vary materially. In addition, any forward-looking statements represent the Company’s estimates only as of today and should not be relied upon as representing its estimates as of any future date. Denbury assumes no obligation to update its forward-looking statements.

DENBURY CONTACTS:
Mark C. Allen, Senior Vice President and Chief Financial Officer, 972.673.2000
John Mayer, Investor Relations, 972.673.2383